UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2005

Modtech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On September 19, 2005, Modtech Holdings, Inc. (“Company”) entered into a second amendment to its February 25, 2005 Financing Agreement (“Financing Agreement”) with Fortress Credit Corp. (“Fortress”), as administrative and collateral agent for the parties named as lenders in the original Financing Agreement. The amendment increased the rate at which the Company can borrow funds from once to twice within any period of five consecutive business days and revised the definition of the borrowing base to include all cash and cash equivalents on the Company’s balance sheet up to a maximum of $5 million. Previously, the Financing Agreement excluded the first $5 million of cash and cash equivalents from the borrowing base. Pursuant to the amendment, the Company is required to pay down its revolving loans whenever its cash and cash equivalents exceed $5 million and is prohibited from accumulating cash and cash equivalents in excess of $5 million until the revolving loans have been paid off.

A copy of the amendment is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
10.1	Second Amendment of the Financing Agreement, dated September 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 23, 2005

Modtech Holdings, Inc.

by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer